Exhibit 99.1

National Holdings Corporation Reports Record Financial Results for the 2018 Fiscal Year

NEW YORK, NY, December 21, 2018 – National Holdings Corporation (NASDAQ: NHLD) (“National” or the “Company”), a leading full service independent brokerage, investment banking, trading and asset management firm providing diverse services including tax preparation, today announced its financial results for the 2018 fiscal year.

Fiscal 2018 Financial Highlights:

■	Record revenue of $211.1 million, versus $189.9 million for fiscal 2017.

■	Record adjusted EBITDA of $10.9 million, up from $5.9 million in the prior year.

■	Income before other expense and income taxes of $2.7 million versus income of $8.0 million in fiscal 2017.

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When adjusting for unrealized gains and losses in the firm’s investment portfolio, income before other expense and income taxes increases to $5.6 million for fiscal 2018 and decreases to $2.4 million in the prior year.

■	Investment banking produced record results, generating $57.2 million of revenue, versus $44.4 million in the prior year, a 29% increase.

■	Investment Advisory fees increased 46% in fiscal 2018, to $21.5 million.

■	Cash and cash equivalents of $33.6 million and no debt as of September 30, 2018 versus $27.9 million as of the fiscal year-end 2017.

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Equity of $46.9 million as of September 30, 2018 versus $38.9 million as of September 30, 2017. The significant increase in equity period to period is due to the reclassification of the firm’s warrant liability to equity in the second quarter of fiscal 2018, the result of an amendment to the warrant agreement previously disclosed.

Management Commentary

Michael Mullen, Chief Executive Officer of National stated, “Fiscal 2018 has been an exciting and impactful year for our company, fueled by hard work, dedication and commitment. We have made substantial progress and are pleased to report another year of record numbers, including record yearly revenue figures, bolstered in large part by our investment banking division. Beyond the numbers, I am truly proud of the transformation our company has undergone. Not only have we solidified the foundation of our business with key investments in our infrastructure and team, but we have also posted impressive earnings figures and continue to make strategic decisions to power the long-term success of our business.”

Mr. Mullen continues, “We are excited to kick off 2019 with B. Riley Financial as our largest shareholder and believe the synergies between our businesses will provide opportunities for shared success.”

Fiscal 2018 Financial Results

National reported fiscal year revenue of $211.1 million, up $21.2 million or 11% over fiscal year 2017. These results improve further with the exclusion of current year unrealized losses, and prior year unrealized gains in the firm’s investment portfolio of ($2.9) and $5.6 million respectively. When excluding these unrealized portfolio marks, revenue increased to $214 million, up $29.7 million, or 16%.

Total expenses increased $26.5 million or 15% to $208.4 million. National continues to invest significantly in top talent, technology and risk management.

Revenue

All main revenue categories at National reported -increased results for fiscal year 2018. Double-digit percentage increases in commissions and related fees, investment banking and investment advisory were responsible for the majority of the increases, with tax preparation and accounting contributing a 4% increase. Net dealer inventory gains decreased during the period, largely due to unrealized losses on the firm’s investment portfolio, versus unrealized gains in fiscal 2017.

●	Commissions and related revenue increased 13% from 2017 to $120.4 million on strong markets and the addition of quality registered representatives and related business during fiscal 2018.

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Investment Banking produced a record year at $57.2 million, a 29% increase from fiscal 2017. The company continues to focus on quality offerings across increasingly diverse market segments. In addition to expanding clients and offerings, National’s advisory business and institutional distribution contributed nicely.

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Revenue from Investment advisory, an area of strategic importance, increased $6.8 million, to $21.5 million, up 46%. New accounts and an increased focus on diversifying assets across National’s advisory platform resulted in a very high level of growth in this area of business. The firm expects this business to grow significantly going forward.

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Tax preparation and accounting revenue increased to $7.8 million from $7.4 million in fiscal 2017, up 4%. National is continuously reviewing this portion of the business, which it believes is strategically important to the diversity of its overall client offering.

●	Net dealer inventory gains decreased to $3.3 million from $15.1 million in fiscal 2017. Two things contributed to this significant decline in the current year –

1.

The firm’s decision to focus on client and deal facilitation versus a broad platform of market-making across the product spectrum. While this has resulted in lower revenue, it has increased overall profitability; and

2.

The unrealized gains and losses from the firm’s investment portfolio are recorded in this revenue category. When eliminating the fiscal 2018 unrealized losses and fiscal 2017 unrealized gains, comparative adjusted revenue was $6.2 million and $9.5 million, respectively.

Expenses

Total expenses increased to $208.4 million in the current fiscal year, up $26.5 million (15%) over the comparative year. Variable compensation expenses directly associated with overall revenue generation were responsible for $21.7million (12%) of this increase.

The remaining increase of $4.8 million (3%) is due to the firm’s investment in its infrastructure. Salaries and benefits expense increases due to the hiring of executive, enterprise risk management and technology professionals, and variable compensation increases associated with improved performance was responsible for a significant portion of this increase. Additionally, technology spending on new systems added to the increase – both were somewhat mitigated by a decline in legal and arbitration expenses when compared to the previous fiscal year.

Earnings

Income before other income and income taxes totaled $2.7 million versus $8.0 million in fiscal 2017. As previously noted, both amounts were impacted by unrealized losses and gains on the firm’s investment portfolio of $2.9 and $5.6 million respectively. Adjusted, fiscal 2018 income of $5.6 million exceeded fiscal 2017 results of $2.4 million by $2.7 million.

Due to the change in the fair value of the warrants issued in conjunction with the 2016 Fortress tender, the firm incurred a loss before income taxes of $8.3 million in fiscal 2018, versus income before income taxes of $16.6 million in fiscal 2017. A loss of $11.2 million was recorded on the change in value in fiscal 2018, versus a gain of $8.5 million in fiscal 2017. As noted previously, the change in the fair value of the warrants is a non-operating, non-cash adjustment to the firm’s results. Due to the agreement to amend the warrant terms in March 2018, the firm is no longer required to recognize a change in the fair value of the warrants, nor carry a liability for the warrants issued.

The net loss per share, diluted, was $.92 in fiscal 2018, versus net income per share, diluted, of $1.00in fiscal 2017.

Adjusted EBITDA increased to $10.9 million in the current year, from $5.9 million in fiscal 2017.

Balance Sheet

As of September 30, 2018 National had $33.6 million of cash and cash equivalents, versus $27.9 million as of September 30, 2017. The Company's balance sheet remains debt free.

Non-GAAP Measures

The Non-GAAP measures shown in this release exclude various items detailed further below.

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National defines non-GAAP adjusted EBITDA as GAAP net income (loss) excluding: interest expense, income taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liability, forgivable loan amortization, unrealized gain/loss on the firm’s warrant portfolio and gain due to a reduction in Gilman branches.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included with the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company's operating results.

About National Holdings Corporation

National Holdings Corporation (NHLD) is a full-service investment banking and asset management firm that, through its affiliates, provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading, equity research, financial planning, market making, tax preparation, insurance, to corporations, institutions, high net-worth and retail investors. With over 1000 advisors, registered reps, traders, sales associates and corporate staff, National Holdings operates through various subsidiaries including National Securities Corporation, National Asset Management, Inc., National Insurance Corporation, National Tax and Financial Services Inc. (formerly Gilman Ciocia, Inc.) and GC Capital Corporation. Formed as a holding company in 1999, National Holdings’ largest subsidiary National Securities Corporation has been in business since 1947. National Holdings is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in National’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and National undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

CONTACT:

Investor Relations:

Email: ir@nhldcorp.com

Telephone: +1 212 554 4351

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2018	2017
ASSETS
Cash	$27,920,000	$23,508,000
Restricted cash	1,353,000	1,381,000
Cash deposits with clearing organizations	336,000	1,041,000
Securities owned, at fair value	7,786,000	7,102,000
Receivables from broker dealers and clearing organizations	3,967,000	2,850,000
Forgivable loans receivable	1,567,000	1,616,000
Other receivables, net	4,265,000	5,180,000
Prepaid expenses	4,065,000	2,490,000
Fixed assets, net	2,671,000	2,397,000
Intangible assets, net	4,730,000	4,843,000
Goodwill	5,153,000	5,217,000
Deferred tax asset, net	4,192,000	6,420,000
Other assets, principally refundable deposits	444,000	353,000
Total Assets	$68,449,000	$64,398,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Securities sold, not yet purchased at fair value	$—	$151,000
Accrued commissions and payroll payable	12,862,000	10,065,000
Accounts payable and other accrued expenses	8,019,000	8,715,000
Deferred clearing and marketing credits	576,000	786,000
Warrants issued	—	5,597,000
Other	57,000	181,000
Total Liabilities	21,514,000	25,495,000

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding	—	—
Common stock $0.02 par value, authorized 75,000,000 shares at September 30, 2018 and 2017; 12,541,890 shares issued and outstanding at September 30, 2018 and 12,437,916 shares issued and outstanding at September 30, 2017	250,000	248,000
Additional paid-in-capital	86,510,000	66,955,000
Accumulated deficit	(39,825,000)	(28,315,000)

Total National Holdings Corporation Stockholders’ Equity	46,935,000	38,888,000

Non-controlling interest	—	15,000
Total Stockholders’ Equity	46,935,000	38,903,000

Total Liabilities and Stockholders’ Equity	$68,449,000	$64,398,000

NATIONAL HOLDINGS CORPORATION AND SUBSIDARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2018	2017	2016

Revenues
Commissions	$109,984,000	$96,807,000	$95,942,000
Net dealer inventory gains	3,329,000	15,108,000	9,929,000
Investment banking	57,201,000	44,385,000	34,937,000
Investment advisory	21,483,000	14,738,000	14,080,000
Interest and dividends	3,233,000	2,764,000	3,109,000
Transfer fees and clearing services	7,200,000	7,393,000	7,152,000
Tax preparation and accounting	7,772,000	7,439,000	8,294,000
Other	913,000	1,236,000	633,000
Total Revenues	211,115,000	189,870,000	174,076,000

Operating Expenses
Commissions, compensation and fees	182,127,000	155,187,000	151,057,000
Clearing fees	2,400,000	2,343,000	2,309,000
Communications	3,260,000	2,767,000	3,157,000
Occupancy	3,755,000	4,286,000	3,819,000
Licenses and registration	2,735,000	1,726,000	1,625,000
Professional fees	4,306,000	4,531,000	6,896,000
Interest	97,000	14,000	51,000
Depreciation and amortization	1,551,000	1,229,000	1,213,000
Other administrative expenses	8,165,000	9,819,000	6,418,000
Total Operating Expenses	208,396,000	181,902,000	176,545,000
Income (Loss) before Other Income and Income Taxes	2,719,000	7,968,000	(2,469,000)

Other (Expense) Income
Gain on disposal of Gilman branches	57,000	137,000	—
Change in fair value of warrants	(11,194,000)	8,458,000	—
Other income	96,000	16,000	—
Total Other (Expense) Income	(11,041,000)	8,611,000	—
(Loss) Income before Income Taxes	(8,322,000)	16,579,000	(2,469,000)

Income tax expense	3,188,000	4,051,000	3,090,000
Net (Loss) Income	$(11,510,000)	$12,528,000	$(5,559,000)

Net (loss) income per share - Basic	$(0.92)	$1.01	$(0.45)
Net (loss) income per share - Diluted	$(0.92)	$1.00	$(0.45)

Weighted average number of shares outstanding - Basic	12,474,753	12,437,916	12,435,923
Weighted average number of shares outstanding - Diluted	12,474,753	12,472,541	12,435,923

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP* ADJUSTED EBITDA

	Fiscal Year Ended
	2018	2017

Net income (loss), as reported	$(11,510,000)	$12,528,000
Interest expense	97,000	14,000
Income taxes	3,188,000	4,051,000
Depreciation and amortization	1,551,000	1,229,000
EBITDA	(6,674,000)	17,822,000
Non-cash compensation expense	2,913,000	602,000
Change in fair value of warrant liability	11,194,000	(8,458,000)
Forgivable loan amortization	630,000	693,000
Impairment of goodwill and intangible assets	—	1,011,000
Unrealized (gain) loss on the firm’s warrant portfolio	2,865,000	(5,612,000)
Gain on disposal of Gilman branches	(57,000)	(137,000)
EBITDA, as adjusted	$10,871,000	$5,921,000

* National defines non-GAAP adjusted EBITDA as GAAP net income (loss) excluding: interest expense, income taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liability, forgivable loan amortization, impairment of goodwill and intangible assets, unrealized gain/loss on the firm’s warrant portfolio and gain on disposal of Gilman branches.